 NEWS RELEASE

For further information, contact:	Matt Quantz, Manager-Corporate Communications
(337) 232-7028, www.petroquest.com

PetroQuest Energy, Inc. Extends Forbearance Agreements

LAFAYETTE, LA, October 19, 2018 - PetroQuest Energy, Inc. (the “Company”) (OTCQX:PQUE) announced today that it has extended its previously announced forbearance agreements (as amended prior to the date hereof, the “Forbearance Agreements”) with the administrative agent and the lenders under its multi-draw term loan agreement (the “Loan Agreement”), the holders of approximately 77.9% of the outstanding aggregate principal amount of its 10% Second Lien Secured Senior Notes due 2021 (the “2021 Notes”) and the holders of approximately 70.7% of the outstanding aggregate principal amount of its 10% Second Lien Senior Secured PIK Notes due 2021 (the “2021 PIK Notes”) (collectively, the “Forbearing Creditors”).

Under the terms of the Forbearance Agreements, the Forbearing Creditors have agreed to forbear from exercising any and all remedies available to them under and in respect of the Loan Agreement and the indentures governing the 2021 Notes and the 2021 PIK Notes as a result of the Company not making the semi-annual interest payments totaling approximately $14.2 million due on August 15, 2018 with respect to the 2021 Notes and the 2021 PIK Notes and such non-payment continuing for a period of 30 days. As extended, the Forbearance Agreements will expire upon the earlier of 11:59 p.m. (Eastern time) on October 31, 2018 or the occurrence of certain events specified in the Forbearance Agreements.

The Company is continuing to analyze and evaluate various alternatives with respect to its capital structure and financial position, which may include private debt exchanges or filing for protection under Chapter 11 of the U.S. Bankruptcy Code. In addition, the Company is engaged in discussions and negotiations with the Forbearing Creditors and their legal and financial advisors regarding these alternatives. The Forbearance Agreements are intended to allow the parties to continue these discussions and negotiations and work towards an alternative that addresses the Company’s capital structure and financial position. The Company does not intend to disclose or comment on developments related to its review and these discussions and negotiations unless and until the Company’s Board of Directors has approved a specific alternative or transaction or otherwise determined that further disclosure is appropriate.

As the Company has previously disclosed, on August 31, 2018, the Company borrowed $50 million under the Loan Agreement, and repaid $32.5 million of outstanding borrowings under its prior loan agreement, plus accrued interest and fees, and retained the balance of the borrowings for general corporate purposes. As a result, the Company currently has no borrowing availability under the Loan Agreement, and as of September 30, 2018, had approximately $25.4 million of cash on hand. The Company is continuing to pay suppliers and trade creditors and fund current operations on an ongoing basis.

As the Company has previously disclosed, the Company has retained Seaport Global Securities as its financial advisor and Porter Hedges LLP as its legal advisor to assist the Board of Directors and management team in analyzing and evaluating the various alternatives with respect to its capital structure.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in Texas and Louisiana. PetroQuest's common stock trades on the OTCQX market under the symbol PQUE.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this news release are forward-looking statements. Although PetroQuest believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including our ability to identify, evaluate and complete any alternative or transaction with respect to our capital structure and financial position and to refinance or restructure our indebtedness; the impact of the announcement of our review of such alternatives or transactions on our business, including our financial and operating results, or our employees, suppliers and customers; the potential need to seek bankruptcy protection; our indebtedness and the significant amount of cash required to service our indebtedness, including the August 15, 2018 cash interest payment on the 2021 notes and the 2021 PIK notes; our estimate of the sufficiency of our existing capital sources to fund our exploration and development activities and to service our indebtedness, including the August 15, 2018 cash interest payment on the 2021 notes and the 2021 PIK notes; the volatility of oil and natural gas prices; our receipt of a cash refund with respect to our offshore bonds and the timing and amount of the same; our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market; our ability to raise additional capital to fund cash requirements for future operations and to service our indebtedness; our ability to fund and execute our Cotton Valley and Austin Chalk development programs as planned; our ability to increase recoveries in the Austin Chalk formation and to increase our overall oil production as planned; our estimates with respect to fracked Austin Chalk wells in Louisiana, including production, EURs and costs; our estimates with respect to production, reserve replacement ratio and finding and development costs; our responsibility for offshore decommissioning liabilities for offshore interests we no longer own; our ability to find, develop and produce oil and natural gas reserves that are economically recoverable and to replace reserves and sustain and/or increase production; ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices; our ability to fund our capital needs and respond to changing conditions imposed by our multi-draw term loan facility and restrictive debt covenants; approximately 43% of our production being exposed to the additional risk of severe weather, including hurricanes, tropical storms and flooding, and natural disasters; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in laws and governmental regulations as they relate to our operations; the operating hazards attendant to the oil and gas business; the volatility of our common stock price; and the limited trading market for our common stock. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. The Company undertakes no duty to update or revise these forward-looking statements.

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